EXHIBIT 5

                                      May 14, 1996



ADVO, Inc.
One Univac Lane
P.O. Box 755
Windsor, CT 06095

Gentlemen:

        I am General Counsel of Advo, Inc., a Delaware corporation (the "Corporation") and am rendering this opinion to you in connection with the
Registration Statement on FormS-3 (Registration No.333-        ) (the
"Registration Statement") under the Securities Act of 1933, as amended, as filed by the Corporation with the Securities and Exchange Commission relating to 17,595 shares of common stock, $0.01 par value per share, of the Corporation (the "Stock") that may be offered from time to time by certain shareholders of the Corporation (the "Selling Shareholders"). All of the Stock being offered pursuant to the Registration Statement are outstanding shares.

        In connection with this opinion, I have examined, or caused to be examined by counsel associated with or engaged by me, the Registration Statement, originals or copies, certified or otherwise identified to my satisfaction, of the minutes of the Board of Directors of the Corporation, and such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for purposes of the opinion set forth below. I have assumed the genuineness of the signatures on all documents examined by me, the authenticity of all documents submitted to me as originals and the conformity to all corresponding originals of all documents submitted to me as copies.

        Based on the foregoing, I am of the opinion that the Stock that was issued to the Selling Stockholders was at the time of such issuance validly issued, fully-paid and non-assessable.

        I am a member of the bar of the State of New York and express no opinion to any matter relating to any law other than the laws of the State of New York and the United States.

        I consent to the use of this opinion as Exhibit 5 to the aforesaid Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                                             Very truly yours,



                                             David M. Stigler




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